Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-154839, 333-161485,  333‑191295 and 333‑212130) on Form S-8 and the registration statements (Nos. 333-178984, 333-186584,  333-195054, 333-205533 and 333-217459) on Form S-3 of ARCA biopharma, Inc. of our report dated March 22, 2018, with respect to the balance sheets of ARCA biopharma, Inc. (the Company) as of December 31, 2017 and 2016, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for  the years then ended , and the related notes (collectively, the financial statements), which report appears in the December 31, 2017 annual report on Form 10-K of ARCA biopharma, Inc.

Our report dated March 22, 2018 contains an explanatory paragraph that states that the Company’s recurring losses from operations and its dependence upon raising additional capital raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Denver, Colorado

March 22, 2018